EXHIBIT 99.1

FOR IMMEDIATE RELEASE
January 24, 2005
Contacts:     Barry L. Hulin, President
and Chief Executive Officer
(702) 221-8600
Dick Holtzclaw, Executive Vice President
and Chief Financial Officer
(702) 436-1515

VALLEY BANCORP ANNOUNCES INCREASED EARNINGS FOR 2004

HIGHLIGHTS

•	Fourth quarter earnings of $1,019,000, up 128.5% from $446,000 in 4th quarter 2003.

•	Year 2004 earnings of $3,211,000, up 129.5% from $1,399,000 in year 2003.

•	Fourth quarter earnings per diluted share of $0.35 up 40.0% from 4th quarter 2003.

•	Year 2004 earnings per diluted share of $1.53 up 88.9% from year 2003.

•	ROE and ROA of 11.30% and 1.58% respectively in 4th quarter 2004.

•	ROE and ROA of 14.61% and 1.40% respectively in year 2004.

•	Total loans increased $62.3 million, up 46.6% from yearend 2003.

Las Vegas, Nevada — Valley Bancorp (NASDAQ: VLLY) the holding company for Valley Bank, today announced net income of $1,019,000 or $0.35 per diluted share for the quarter ended December 31, 2004, a 128.5% increase from net income of $446,000 for the fourth quarter of 2003. Valley Bancorp also announced earnings for the year 2004 of $3.2 million or $1.53 per diluted share, a 129.5% increase over the $1.4 million earned during the year 2003. Return on average assets and return on average equity for the quarter ended December 31, 2004 were 1.58% and 11.30%, respectively. For the year 2004, return on average assets and return on average equity were 1.40% and 14.61%, respectively. The return on average equity for the fourth quarter 2004 was lower than the full year 2004 due to a higher average equity balance during the quarter resulting from the successful completion of the Initial Public Offering that closed on September 28, 2004. At December 31, 2004, Valley Bancorp’s total assets were $273.6 million, total net loans were $196.1 million, total deposits were $236.2 million, and stockholders’ equity was $36.3 million. Valley Bancorp continued to experience solid earnings performance during the quarter and the year ended December 31, 2004 due primarily to strong loans and other earning assets growth while maintaining expense control.

Barry L. Hulin, President and Chief Executive Officer of Valley Bancorp, stated, “We are pleased with our 2004 results which reflect the hard work of all the company’s employees together with the continued economic growth in the Las Vegas Valley. The completion of the Company’s Initial Public Offering in late September has provided us with the capital to support our growth plans for 2005 and beyond.”

Financial Performance Indicators for the Quarter and the Year Ended December 31, 2004 and 2003
(Dollars in thousands, except per share data)
(Unaudited)

	At December 31,		Change
	2004	2003	$ or #	%
Balance Sheet:
Loans net of Unearned Fees	$198,270	$135,358	$62,912	46.48%
Allowance for Loan Losses	$(2,195)	$(1,563)	$(632)	40.44%

Loans, net	$196,075	$133,795	$62,280	46.55%

Total Assets	$273,624	$186,916	$86,708	46.39%
Total Earning Assets	$259,746	$176,541	$83,205	47.13%
Total Investments	$63,507	$42,746	$20,761	48.57%
Total Deposits	$236,211	$169,798	$66,413	39.11%
Total Liabilities	$237,370	$170,919	$66,451	38.88%
Total Stockholders’ Equity	$36,254	$15,997	$20,257	126.63%

Common Shares Outstanding	2,790,748	1,725,478	1,065,270	61.74%
Book Value per Share	$12.99	$9.27	$3.72	40.13%

Allowance for Loan Losses to Total Loans	1.11%	1.15%		-0.04%
Total Stockholders’ Equity to Total Assets	13.25%	8.56%		4.69%
Total Loans to Total Deposits	83.01%	78.80%		4.21%

	Quarter Ended December 31,		Change
	2004	2003	$ or #	%
Income Statement:
Interest Income	$3,922	$2,628	$1,294	49.24%
Interest Expense	$726	$630	$96	15.24%

Net Interest Income	$3,196	$1,998	$1,198	59.96%
Provision for Loan Losses	$126	$172	$(46)	-26.74%
Non-interest Income	$71	$80	$(9)	-11.25%
Non-interest Expense	$1,597	$1,213	$384	31.66%

Income before Income Taxes	$1,544	$693	$851	122.80%
Income Tax Expense	$525	$247	$278	112.55%

Net Income	$1,019	$446	$573	128.48%

Basic Earnings Per Share	$0.37	$0.26	$0.11	42.31%
Diluted Earnings Per Share	$0.35	$0.25	$0.10	40.00%

Weighted Average Shares — Basic	2,789,936	1,725,478	1,064,458	61.69%
Weighted Average Shares — Diluted	2,948,051	1,784,979	1,163,072	65.16%

Average Total Assets	$256,402	$186,314	$70,088	37.62%
Average Earning Assets	$244,015	$177,181	$66,834	37.72%
Average Stockholders’ Equity	$35,859	$15,872	$19,987	125.93%

Net Interest Margin (1)	5.21%	4.47%		0.74%
Return on Assets (1)	1.58%	0.95%		0.63%
Return on Equity (1)	11.30%	11.15%		0.16%
Non-interest Expense to Average Earning Assets (1)	2.62%	2.74%		-0.12%
Efficiency Ratio	48.88%	58.30%		-9.42%

	Year Ended December 31,		Change
	2004	2003	$ or #	%
Income Statement:
Interest Income	$13,458	$10,006	$3,452	34.50%
Interest Expense	$2,708	$2,992	$(284)	-9.49%

Net Interest Income	$10,750	$7,014	$3,736	53.26%
Provision for Loan Losses	$632	$478	$154	32.22%
Non-interest Income	$295	$296	$(1)	-0.34%
Non-interest Expense	$5,543	$4,725	$818	17.31%

Income before Income Taxes	$4,870	$2,107	$2,763	131.13%
Income Tax Expense	$1,659	$708	$951	134.32%

Net Income	$3,211	$1,399	$1,812	129.52%

Basic Earnings Per Share	$1.59	$0.84	$0.75	89.29%
Diluted Earnings Per Share	$1.53	$0.81	$0.72	88.89%

Weighted Average Shares — Basic	2,017,094	1,659,750	357,344	21.53%
Weighted Average Shares — Diluted	2,103,963	1,716,744	387,219	22.56%

Average Total Assets	$229,582	$173,766	$55,816	32.12%
Average Earning Assets	$218,088	$165,243	$52,845	31.98%
Average Stockholders’ Equity	$21,984	$14,096	$7,888	55.96%

Net Interest Margin	4.93%	4.24%		0.69%
Return on Assets	1.40%	0.81%		0.59%
Return on Equity	14.61%	9.92%		4.68%
Non-interest Expense to Average Earning Assets	2.54%	2.86%		-0.32%
Efficiency Ratio	50.16%	64.80%		-14.64%

(1)	Annualized

Net Interest Income and Net Interest Margin

Net interest income increased by $1.2 million or 60.0% to $3.2 million for the fourth quarter of 2004 compared to $2.0 million in the fourth quarter of 2003. This increase was primarily the result of higher interest income from loans and other earning assets due to increased outstanding totals as well as an improved interest margin. Valley Bancorp average earning assets increased by $66.8 million or 37.7% to $244.0 million for the quarter ended December 31, 2004 compared to $177.2 million for the fourth quarter of 2003. The net interest margin for the quarter ended December 31, 2004 was 5.21% compared to 4.47% for the same period in 2003. Rising interest rates and increasing loans outstanding contributed to this improved net interest margin.

For the year 2004, net interest income increased $3.7 million or 53.3% to $10.8 million from $7.0 million for the same period last year. This increase was due to higher interest income as well as lower interest expense. Average earning assets increased by $52.8 million or 32.0% to $218.1 million for the year 2004 compared to the comparable period last year of $165.2 million. For the year 2004, the net interest margin increased to 4.93% from 4.24% for the same period in 2003.

Distribution of Assets, Liabilities and Stockholders’ Equity; Interest Rates and Interest Differential

	Quarter Ended December 31,
	2004			2003
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance(1)	Expense	Cost (2)	Balance(1)	Expense	Cost (2)
Assets	(Dollars in thousands)
Earning assets:
Loans (3) (4) (5)	$192,677	$3,616	7.47%	$133,754	$2,434	7.22%
Federal funds sold (6)	24,365	$119	1.94%	14,988	$37	0.98%
Interest bearing deposits (6)	9,101	$51	2.23%	13,358	$66	1.96%
Investment securities (6)	17,872	$136	3.03%	15,081	$91	2.39%

Total earning assets and interest income	244,015	3,922	6.39%	177,181	2,628	5.88%

Non-interest earning assets:
Cash and due from banks	8,572			5,089
Premises and equipment	4,350			4,486
Other assets	1,591			1,032
Allowance for credit losses	(2,126)			(1,474)

Total assets	$256,402			$186,314

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand deposits	$70,828	$171	0.96%	$64,870	$129	0.79%
Savings deposits	13,027	$16	0.49%	9,257	$11	0.47%
Time deposits $100,000 or more	34,054	$192	2.24%	28,163	$187	2.63%
Other time deposits	54,029	$338	2.49%	42,415	$293	2.74%
Short-term borrowings	—	—	—	—	—	—
Long-term borrowings	473	$9	7.57%	511	$10	7.76%

Total interest bearing liabilities	172,411	726	1.68%	145,216	630	1.72%

Noninterest-bearing liabilities:
Demand deposits	47,357			24,537
Other liabilities	775			689

Stockholders’ equity	35,859			15,872

Total liabilities and stockholders’ equity	$256,402			$186,314

Net Interest Spread (7)			4.71%			4.16%

Net interest income/margin (8)		$3,196	5.21%		$1,998	4.47%

	Year Ended December 31,
	2004			2003
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance(1)	Expense	Cost	Balance(1)	Expense	Cost
Assets	(Dollars in thousands)
Earning assets:
Loans (3) (4) (5)	$172,967	$12,563	7.26%	$125,794	$9,349	7.43%
Federal funds sold (6)	18,447	257	1.39%	18,224	200	1.10%
Interest bearing deposits (6)	11,576	244	2.11%	10,631	228	2.14%
Investment securities (6)	15,098	394	2.61%	10,594	229	2.16%

Total earning assets and interest income	218,088	13,458	6.17%	165,243	10,006	6.06%

Non-interest earning assets:
Cash and due from banks	7,386			4,402
Premises and equipment	4,382			4,557
Other assets	1,702			917
Allowance for credit losses	(1,976)			(1,353)

Total assets	$229,582			$173,766

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand deposits	$69,771	$628	0.90%	$56,504	$619	1.10%
Savings deposits	11,629	57	0.49%	8,478	70	0.83%
Time deposits $100,000 or more	32,502	728	2.24%	29,617	871	2.94%
Other time deposits	51,439	1,259	2.45%	44,491	1,394	3.13%
Short-term borrowings	76	1	1.32%	—	—	—
Long-term borrowings	487	35	7.19%	524	38	7.25%

Total interest bearing liabilities	165,904	2,708	1.63%	139,614	2,992	2.14%

Noninterest-bearing liabilities:
Demand deposits	40,877			19,369
Other liabilities	817			687

Stockholders’ equity	21,984			14,096

Total liabilities and stockholders’ equity	$229,582			$173,766

Net Interest Spread (7)			4.54%			3.92%

Net interest income/margin (8)		$10,750	4.93%		$7,014	4.24%

(1)	Average balances are obtained from the best available daily data.

(2)	Annualized.

(3)	Loans are gross of allowance for credit losses but after unearned fees.

(4)	Non-accruing loans are included in the average balances.

(5)	Interest income includes loan fees of $79,000, $67,000, $398,000 and $264,000 for the three months and twelve months ended December 31, 2004 and 2003, respectively.

(6)	All investments are taxable.

(7)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities

(8)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Provision for Loan Losses and Related Allowance for Loan Losses

The provision for loan losses was $126,000 for the quarter ended December 31, 2004 compared to $172,000 for the same period in 2003. For the year 2004, the provision for loan losses was $632,000 compared to $478,000 for the same period last year. This increase in the loan loss provision was due mainly to increased loans outstanding. The allowance for loan losses of $2.2 million at December 31, 2004 reflected management’s assessment of the current risk in the loan portfolio and represented 1.11% of total loans. Valley Bancorp had one non-accrual loan of $170,000 as of December 31, 2004. Valley Bancorp had no loans that were past due 90 days or more as of December 31, 2004.

Non-interest Income and Non-interest Expense

Non-interest income was $71,000 for the quarter ended December 31, 2004, compared to $80,000 for the same period in 2003. The decrease of $9,000 was due to lower aggregate service charges on deposit accounts. Non-interest income for the year 2004 of $295,000 was flat to last year of $296,000. Higher average balances on deposit accounts maintained by the customers continued to hold down service charges income.

Non-interest expense was $1.6 million for the quarter ended December 31, 2004, an increase of $385,000 over the same period in 2003. The increase was primarily a result of increased compensation and employee benefits costs due to increasing staff levels and higher group insurance premiums as well as higher professional fees. For the year 2004, non-interest expense was $5.5 million compared to $4.7 million for the year 2003. Of the $818,000 full year non-interest expense variance, $609,000 was due to increased compensation and employee benefits costs while $209,000 was due to increased other operating expenses.

Balance Sheet

Valley Bancorp total assets were $273.6 million at December 31, 2004, an increase of $86.7 million or 46.4% from $186.9 million at December 31, 2003. The increase was due primarily to a $62.3 million net increase in the loan portfolio, a $17.4 million increase in available for sale securities, a $9.0 million increase in Federal funds sold, a $3.0 million increase in cash and due from banks, and a $5.6 million decrease in interest-bearing deposits at other financial institutions. Total deposits increased by $66.4 million or 39.1% to $236.2 million at December 31, 2004, compared to $169.8 million at December 31, 2003. Valley Bancorp stockholders’ equity increased by $20.3 million or 126.6% to $36.3 million at December 31, 2004 from $16.0 million at December 31, 2003, due to increased retained earnings of $3.2 million and net proceeds of approximately $17.1 million from its Initial Public Offering completed on September 28, 2004.

Other News

Barry L. Hulin, president and chief executive officer of Valley Bank, a wholly owned subsidiary of Valley Bancorp, announced on January 5, 2005 that long-time Southern Nevada banker, Roger E. Unger, Jr. has joined the Bank as a Business Development Officer. Unger has been appointed a Senior Vice President.

Unger has over 20 years of banking experience. At the age of four he moved to Las Vegas with his family. After receiving his Bachelor of Science Degree from Northern Arizona University, he moved back to Las Vegas in 1988 to join Bank of America (then Valley Bank of Nevada) where he was a vice president and business banking officer. Most recently he was a Senior Vice President and Director of Marketing and Sales for Business Bank of Nevada.

He is active in the community; currently serving as a board member of Habitat for Humanity and sits on the board of directors of the Las Vegas Host Lions Club, and has been involved at the Lions District level as Zone Chairman.

As previously reported, on January 20, 2005, the Company’s Valley Bank subsidiary has completed the purchase of a two-story 9,960 sq. ft. office building, which will function as the headquarters for the Bank and the administrative headquarters for the Company. The building will also contain a branch office. The purchase price was $1.8 million and it is anticipated that tenant improvements will be completed to allow occupancy during the second quarter of 2005.

About Valley Bancorp

Headquartered in Las Vegas, Valley Bancorp is the holding company for Valley Bank, a Nevada state-chartered commercial bank with branches in Las Vegas, Henderson, and Pahrump.

Website:	Valley Bancorp’s website	– www.valleybancorp.com
	Valley Bank’s website	– www.vbnv.com

This news release contains forward-looking statements. These statements are subject to a number of uncertainties and risks including, but not limited to, the company’s inability to generate increased earning assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, retain key personnel, and other risks detailed from time to time in Valley Bancorp’s SEC reports, and in the registration statement, as amended, filed by Valley Bancorp with the SEC in connection with its Initial Public Offering. Actual results may differ.

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